Exhibit 99.1

ATHLON ENERGY ANNOUNCES SECOND QUARTER 2014 PRODUCTION, HORIZONTAL WELL RESULT & BOARD APPOINTMENT

FORT WORTH, Texas—(BUSINESS WIRE)—July 30, 2014

Athlon Energy (NYSE: ATHL) (“Athlon” or the “Company”) today announced second quarter 2014 production, the initial production results on its second horizontal well in Howard County, and the appointment of Bart Kalsu as an independent director to its Board.

Second Quarter 2014 Production

Athlon’s average daily production volumes for the second quarter 2014 reached a record high of 21,901 BOE/D as compared with 11,183 BOE/D produced in the second quarter 2013, representing a 96% increase year-over-year. Second quarter 2014 volumes were comprised of 61% oil, which increased 104% year-over-year. Following the closing of the Company’s previously announced acquisitions, Athlon’s average daily production volumes averaged 25,017 BOE/D during the month of June 2014.

	Three Months Ended
	June 30,
	2014	2013	% Change
Total production volumes:
Oil (MBbls)	1,215	595	104%
Natural gas (MMcf)	2,134	1,174	82%
NGLs (MBbls)	422	227	86%
Combined (MBOE)	1,993	1,018	96%

Average daily production volumes:
Oil (Bbls/D)	13,356	6,537	104%
Natural gas (Mcf/D)	23,453	12,897	82%
NGLs (Bbls/D)	4,637	2,496	86%
Combined (BOE/D)	21,901	11,183	96%

Horizontal Well Result

The Company’s second horizontal Wolfcamp A well in Howard County, Williams 17 #3H (95% WI), was completed using a 31-stage hybrid fracture stimulation over a perforated lateral length of 7,688 ft. in the Wolfcamp A zone.  The well achieved a peak 3-phase 24-hour IP rate of 1,415 BOE/d (84% oil) and a peak 3-phase 30-day rate of 1,234 BOE/d (82% oil).  Both the production rate and percentage oil on the Williams 17 #3H are currently tracking above Athlon’s previously disclosed Howard County horizontal Wolfcamp type curve EUR of 625 MBOE (77% oil) for a ~7,500 ft. lateral.

Board Update

Athlon is pleased to announce that its Board of Directors has appointed Bart Kalsu, 47, to serve as a Director, effective immediately. Mr. Kalsu will serve as an independent director and a member of the audit committee. Mr. Kalsu is currently Executive Vice President of Finance and Chief Accounting Officer for SolarWinds, Inc. (NYSE: SWI), a leading IT management software company, where he is responsible for global accounting and finance functions as well as maintenance renewals.

“I am proud to welcome Bart to our Board of Directors. With a distinguished career in accounting, finance, corporate controls, and operations, he brings a high level of integrity, knowledge and insightfulness across many disciplines in business,” stated Bob Reeves, Chairman, President & Chief Executive Officer. “Bart’s accounting expertise, energy background and strong leadership will undoubtedly prove beneficial in his role as a member of our Board.”

Mr. Kalsu joined SolarWinds in 2007 as Chief Accountant and Vice President, Finance. He was named Senior Vice President, Finance in 2011 and was promoted to his current role in 2013. Mr. Kalsu began his career in 1990 with Arthur Andersen LLP and served as a Senior Manager in the audit and assurance practice, primarily in the energy industry. Mr. Kalsu holds a B.S. in Accounting from Oklahoma State University.

About Athlon Energy

Athlon Energy is an independent exploration and production company focused on the acquisition, development, and exploitation of unconventional oil and liquids-rich natural gas reserves in the Permian Basin.

Contact Information:

William Butler, 817-984-8220

Chief Financial Officer

InvestorRelations@athlonenergy.com

Ernesto Alegria, 817-984-8236

Investor Relations

ealegria@athlonenergy.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including those with respect to Athlon’s drilling plan and ultimate resource potential, represent Athlon’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved.  These forward-looking statements are subject to risks, uncertainties, and other factors, many of which are outside of Athlon’s control, which could cause actual results to differ materially from the results discussed in the forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Athlon does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.  New factors emerge from time to time, and it is not possible for Athlon to predict all such factors.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Athlon’s filings with the United States Securities and Exchange Commission.  The risk factors and other factors noted in Athlon’s filings could cause Athlon’s actual results to differ materially from those contained in any forward-looking statement.